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                                                                    EXHIBIT 99.2



                CVB FINANCIAL CORP. 1999 ORANGE NATIONAL BANCORP
                       1997 CONTINUATION STOCK OPTION PLAN


2.      BACKGROUND


        (a) CVB Financial Corp. (the "Company") and Orange National Bancorp ("ONB") entered into that certain Agreement and Plan of Reorganization (the "Agreement") dated as of May 18, 1999, which provides for the merger of ONB with and into the Company.

            (b) Section 7.9 of the Agreement provides as follows:

            7.9.1 At and as of the Effective Time of the Merger, CVB shall assume each and every outstanding option to purchase shares of ONB Stock ("ONB Stock Option") and all obligations of ONB under the ONB Stock Option Plans. Each and every ONB Stock Option so assumed by CVB under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the ONB Stock Option Plans and in the other documents governing such ONB Stock Option immediately prior to the Effective Time of the Merger, except that: (i) such ONB Stock Option shall be exercisable for that number of whole shares of CVB Stock equal to the product of (A) the number of shares of ONB Stock that were purchasable under such ONB Stock Option immediately prior to the Effective Time of the Merger multiplied by (B) the Conversion Ratio, rounded down to the nearest whole number of shares of CVB Stock; and (ii) the per share exercise price for the shares of CVB Stock issuable upon exercise of such ONB Stock Option shall be equal to the quotient determined by dividing (A) the exercise price per share of ONB Stock at which such ONB Stock Option was exercisable immediately prior to the Effective Time of the Merger by (B) the Conversion Ratio. Prior to the Effective Time of the Merger, CVB shall issue to each holder of an outstanding ONB Stock Option a document evidencing the assumption of such ONB Stock Option by CVB pursuant to this Section 7.9.

            7.9.2. CVB shall comply with the terms of the ONB Stock Option Plan and use its reasonable best efforts so that, to the extent required by, and subject to the provisions of, such Plans, ONB Stock Options which qualify as incentive stock options prior to the Effective Time of the Merger qualify as






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incentive stock options of CVB after the Effective Time of the Merger.

            7.9.3 At or prior to the Effective Time of the Merger, CVB shall take all corporate action necessary to reserve for issuance a sufficient number of shares of CVB Stock for delivery upon exercise of CVB Stock Options assumed by it in accordance with this Section 7.9. At the Effective Time, or as soon as practicable thereafter, CVB shall, if necessary, file a registration statement on Form S-8, as the case may be (or any successor or other appropriate forms); or another appropriate form with respect to the shares of CVB Common Stock subject to such options and shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

        (c) The term "Effective Time," as used herein, shall mean the effective time of the Merger as such term is defined in the Agreement. The Effective Time occurred or is anticipated to occur on or about October 4, 1999.

        (d) As of the Effective Time, there were options for two hundred nineteen thousand (219,000) shares of ONB common stock outstanding under the ONB 1997 Stock Option Plan (the "1997 ONB Plan").

        (e) By way of this CVB Financial Corp. 1999 Orange National Bancorp 1997 Continuation Stock Option Plan, the Company is assuming the ONB 1997 Plan to (i) reflect the substitution of the Company for ONB; (ii) reflect the options to purchase stock will be options to purchase the common stock of the Company ("Company Common Stock") with appropriate adjustment for the Conversion Ratio determined according to the Agreement, (iii) reduce the number of shares available for distribution under the 1997 ONB Plan to the number of shares subject to outstanding ONB Stock Options as of the Effective Time, and (iv) make other appropriate revisions to the 1997 ONB Plan not inconsistent with the provisions of the Agreement.


3.      PURPOSE

            The purpose of the CVB Financial Corp. 1999 Orange National Bancorp 1997 Continuation Stock Option Plan (the "Plan") is to strengthen CVB Financial Corp. (the Company") and those corporations which are or hereafter become subsidiary corporations of the







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Company by providing an additional means of attracting and retaining competent directors, officers and management level employees and by providing to participating directors, officers and management level employees added incentive for high levels of performance. The Plan seeks to accomplish these purposes and achieve these results by providing a means whereby such directors, officers and management level employees may purchase shares of the common stock of the Company pursuant to options granted in accordance with the Plan.

            Options granted pursuant to the Plan are intended to be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), or "nonqualified stock options", as shall be determined and designated upon the grant of each option hereunder.


4.      ADMINISTRATION

            The Plan shall be administered by the Board of Directors (the "Board"). Any action of the Board with respect to the administration of the Plan shall be taken pursuant to a majority vote, or the unanimous written consent, of its members. Subject to the express provisions of the Plan, the Board shall have the authority to construe and interpret the Plan, define the terms used











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herein, prescribe, amend and rescind, the rules and regulations relating to administration of the Plan, and make all other determinations necessary or advisable for administration of the Plan.

            All decisions, determinations, interpretations or other actions by the Board shall be final, conclusive and binding on all persons, optionees, grantees, subsidiary corporations of the Company and any successors-in-interest to such parties.


5.      INCENTIVE STOCK OPTIONS

            All options granted which are designated at the time of grant as an "incentive stock option" shall be deemed an incentive stock option.

            (a) Incentive stock options granted under the Plan are intended to be qualified under Section 422 of the Code.

            (b) Full-time salaried officers and management level employees of the Company or a subsidiary corporation (as that term is defined in Section 424(f) of the Code), shall be eligible for selection to participate in the incentive stock option portion of the Plan. No director of the Company who is not also a full-time salaried officer or employee of the Company or a subsidiary corporation, may be granted an incentive stock option hereunder. Subject to the express provisions of the Plan, the Board shall (i) select from the eligible class of employees and determine to whom incentive stock options shall be granted, (ii) determine the discretionary terms and provisions of the respective incentive stock option agreements (which need not be identical), (iii) determine the times at which such incentive stock options shall be granted, (iv) determine the number of shares subject to each incentive stock option, and (v) grant such incentive stock options to such individuals. An individual who has been granted an incentive stock option may, if he or she is otherwise eligible under the Plan, be granted additional incentive stock options if the Board shall so determine.


            (c) Except as described in subsection (e) below, the Board shall not grant an incentive stock option to purchase shares of the Company's common stock to any individual who, at the time of the grant, owns stock possessing more than 10% of the total combined voting







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power or value of all classes of stock of the Company or a subsidiary corporation. The attribution rules of Section 424(d) of the Code shall apply in the determination of ownership of stock for these purposes.

            (d) The aggregate fair market value (determined as of the time the incentive stock option is granted) of stock with respect to which incentive stock options are exercisable for the first time by an individual during any calendar year (under all plans of the Company and its subsidiary corporations, if any) shall not exceed $100,000, plus any greater amount as may be permitted under subsequent amendments to the Code.

            (e) The purchase price of stock subject to each incentive stock option shall be determined by the Board but shall not be less than one hundred percent (100%) of the fair market value of such stock at the time such option is granted, except, in the case of optionees who at the time of the grant own more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a subsidiary corporation, in which case the purchase price of the stock shall not be less than one hundred ten percent (110%) of the fair market value of such stock at the time such option is granted and the term of such option shall be for no more than five (5) years. The fair market value of such stock shall be determined in accordance with any reasonable valuation method, including the valuation methods described in Treasury Regulation Section 20.2031-2.


6.      NONQUALIFIED STOCK OPTIONS

            (a) All options granted which are (i) in excess of the aggregate fair market value limitations set forth in Section 3(d) hereof, (ii) designated at the time of the grant as "nonqualified", or (iii) intended to be incentive stock options but do not meet the requirements of incentive stock options, shall be deemed nonqualified stock options. Nonqualified stock options granted hereunder shall be so designated in the nonqualified stock option agreement entered into between the Company and the optionee.







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            (b) Directors, full-time salaried officers and management level employees of the Company or a subsidiary corporation shall be eligible for selection to participate in the nonqualified stock option portion of the Plan. Subject to the express provisions of the Plan, the Board shall (i) select from the eligible class of individuals and determine to whom nonqualified stock options shall be granted, (ii) determine the discretionary terms and provisions of the respective nonqualified stock option agreements (which need not be identical), (iii) determine the times at which such nonqualified stock options shall be granted, (iv). determine the number of shares subject to each nonqualified stock option and (v) grant such nonqualified stock options to such individuals. An individual who has been granted a nonqualified stock option may, if he or she is other-wise eligible under the Plan, be granted additional nonqualified stock options if the Board shall so determine.

            (c) The purchase price of stock subject to each nonqualified stock option shall be determined by the Board but shall not be less than one hundred percent (100%) of the fair market value of such stock at the time such option is granted. The fair market value of such stock shall be determined in accordance with any reasonable valuation method, including the valuation methods described in Treasury Regulation 20.2031-2.


7.      STOCK SUBJECT TO THE PLAN

            Subject to adjustments as provided in Section 12, hereof, the stock to be offered under the Plan shall be shares of the Company's authorized but unissued common stock (hereinafter called stock") and the aggregate amount of stock to be delivered upon exercise of all options granted under the Plan shall not exceed three hundred twenty eight thousand five hundred (328, 500). If any option shall be canceled, surrendered or expire for any reason without having been exercised in full, the underlying shares subject thereto shall again be available for purposes of the Plan.


8.      CONTINUATION OF EMPLOYMENT

            Nothing contained in the Plan (or in any option agreement) shall obligate the Company or a subsidiary corporation to employ any optionee for any period or interfere in any







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way with the right of the Company or a subsidiary corporation to reduce the optionee's compensation. However, the Company may not reduce the terms of any option without the approval of the optionee.


9.      EXERCISE OF OPTIONS

            No option shall be exercisable until all necessary regulatory and shareholder approvals of the Plan are obtained. Except as otherwise provided in this section, each option shall be exercisable in such installments, which need not be equal, and upon such contingencies as the Board shall determine; provided, however, that if an optionee shall not in any given installment period purchase all of the shares which the optionee is entitled to purchase in such installment period, the optionee's right to purchase any shares not purchased in such installment period shall continue until expiration or termination of such option. Notwithstanding the foregoing, the options shall vest at the rate of at least 20% per year over a five year period from the date the option is granted.

            Fractional share interests shall be disregarded, except that they may be accumulated. Not less than ten (10) shares may be purchased at any one time unless the number of shares purchased is the total number of shares which is exercisable at such time. Options may be exercised by written notice delivered to the Company stating the number of shares with respect to which the option is being exercised, together with the full purchase price for such shares. Payment of the option price in full, for the number of shares to be delivered, must be made (a) in cash or (b) subject to applicable law, with the Company's stock previously acquired by the optionee and held by the optionee for a period of at least six months. Notwithstanding the foregoing, in the event an optionee who has an incentive stock option does exercise the incentive stock option by utilizing (b) above, the optionee should obtain tax advice as to the consequences of such action. The equivalent dollar value of shares used to effect a purchase shall be the fair market value of the shares on the date of exercise. If the option is being exercised by any person other than the optionee, said notice shall be accompanied by proof, satisfactory to counsel for the Company, of the right of such person to exercise the option; Optionees will have no rights as shareholders with respect to stock of the Company subject to their stock option agreements until the date of issuance of the stock certificate to them.


10.     NONTRANSFERABILITY OF OPTIONS

            Each option shall, by its terms, be nontransferable by the optionee other than by will or the laws of descent and distribution, and shall be exercisable during his or her lifetime only by the optionee.


11.     CESSATION OF DIRECTORSHIP OR EMPLOYMENT







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            Except as provided in Sections 10 and 20 hereof, if an optionee ceases to be a director or an employee of the Company or a subsidiary corporation for any reason other than his or her disability (as defined in Section 22(e)(3) of the Code) or death, the optionee's option shall expire three
(3) months after the date of termination of such directorship or employment. During the period after cessation of directorship or employment, such option shall be exercisable only as to those installments, if any, which have accrued and/or vested as of the date on which the optionee ceased to be a director or an employee of the Company or a subsidiary corporation. If an optionee is both a director and an employee, then unless otherwise provided for in the optionee's option grant or option agreement, such option shall expire three (3) months after the latter of the date of termination of the optionee's directorship or employment.


12.     TERMINATION OF EMPLOYMENT FOR CAUSE

            If the stock option agreement so provides and if an optionee's employment by the Company or a subsidiary corporation is terminated for cause, the optionee's option shall expire thirty (30) days from the date of such termination. Termination for cause shall include, but not be limited to, termination for malfeasance or gross misfeasance in the performance of duties or conviction of a crime involving moral turpitude, and, in any event, the determination of the Board with respect thereto shall be final and conclusive.


13.     DISABILITY OR DEATH OF OPTIONEE

            If any optionee dies while serving as a director or an employee of the Company or a subsidiary corporation, the option shall expire one (1) year after the date of such death, except as provided in Section 20 hereof. After such death but before such expiration, the persons to whom the optionee's rights under the option shall have passed by will or by the laws of descent and distribution or the executor or administrator of optionee's estate shall have the right to exercise such option to the extent that installments, if any, had accrued and/or vested as of the date on which the optionee ceased to be a director or an employee of the Company or a subsidiary corporation.

            If the optionee shall terminate his or her directorship or employment because of disability (as defined in Section 22(e)(3) of the Code), the optionee may exercise this option to the extent he or she is entitled to do so at the date of termination, at any time within one (1) year of the date of termination, except as provided in Section 20 hereof.

            If any optionee dies during the three (3) month period referred to in Section 9 hereof, the option shall expire one (1) year after the date of such death, except as provided in Section 20 hereof.







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14.     ADJUSTMENT UPON CHANGES IN CAPITALIZATION

            If the outstanding shares of the stock of the Company are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation or otherwise, without consideration to the Company, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which options may be granted. A corresponding adjustment changing the number or kind of shares and the exercise price per share allocated to unexercised options or portions thereof, which shall have been granted prior to any such change shall likewise be made. Any such adjustment, however, in an outstanding option shall be made without change in the total price applicable to the unexercised portion of the option, but with a corresponding adjustment in the price for each share subject to the option. Any adjustment under this Section 12 shall be made by the Board, whose determination as to what adjustments shall be made, and the extent thereof, shall be final and conclusive. No fractional shares of stock shall be issued or made available under the Plan on account of any such adjustment, and fractional share-interests shall be disregarded, except that they may be accumulated.


15.     TERMINATING EVENTS

            A Terminating Event shall be defined as any one of the following events: (i) a dissolution or liquidation of the Company, (ii) a reorganization, merger or consolidation of the Company with one or more corporations, the result of which (A) the Company is not the surviving corporation, or (B) the Company becomes a subsidiary of another corporation (which shall be deemed to have occurred if another corporation shall own directly or indirectly, over 80% of the aggregate voting power of all outstanding equity securities of the Company);
(iii) a sale of substantially all the assets of the Company to another corporation, or (iv) a sale of the equity securities of the Company representing more than 80% of the aggregate voting power of all outstanding equity securities of the Company to any person or entity, or any group of persons and/or entities acting in concert. When the Company knows that a Terminating Event will occur
(i) the Company shall deliver to each optionee no less than thirty (30) days prior to the Terminating Event, written notification of the Terminating Event and the optionee's right to exercise all options granted pursuant to the Plan, whether or not vested under the Plan or applicable stock option agreement, and
(ii) all outstanding options granted pursuant to the Plan shall completely vest and become immediately exercisable as to all shares granted pursuant to the option immediately prior to such Terminating Event. This right of exercise shall be conditional upon execution of a final plan of dissolution or liquidation or a definitive agreement of consolidation or merger. Upon the occurrence of the Terminating Event all outstanding options and the Plan shall terminate; provided, however, that any outstanding options not exercised as of the occurrence of the Terminating Event shall not terminate if there is a successor corporation which assumes the outstanding options or substitutes for such options, new options covering the stock of the successor corporation with appropriate adjustments as to the number and kind of shares and prices, which successor may also assume the Plan, in which case the Plan will not terminate.








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16.     AMENDMENT AND TERMINATION

            The Board may at any time suspend, amend or terminate the Plan and may, with the consent of the optionee, make such modification of the terms and conditions of the option as it shall deem advisable; provided that, except as permitted under the provisions of Sections 12 and 13 hereof, no amendment or modification which would:


            (a) increase the maximum number of shares which may be purchased pursuant to options granted under the Plan either in the aggregate or by an individual;


            (b)   change the minimum option price;


            (c)   increase the maximum term of options provided for herein; or


            (d) permit options to be granted to anyone other than directors, full-time salaried officers or management level employees of the Company or a subsidiary corporation;


may be adopted without the Company having first obtained any necessary regulatory and shareholder approvals required by law.

            No option may be granted during any suspension or after termination of the Plan, Amendment, suspension or termination of the Plan shall not (except as otherwise provided in Section 12 hereof), without the consent of the optionee, alter or impair any rights or obligations under any option theretofore granted.


17.     TIME OF GRANTING OPTIONS

            The time an option is granted, sometimes referred to as the date of grant, shall be the day of the action of the Board described in Sections 3(b) and 4(b) hereof, provided, however, that if appropriate resolutions of the Board indicate that an option is granted as of and on some future date, the time such option is granted shall be such future date. If action by the Board is







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taken by unanimous written consent of its members, the action of the Board shall be deemed to be at the time the last member of the Board signs the consent.


18.     PRIVILEGES OF STOCK OWNERSHIP; SECURITIES LAW COMPLIANCE;
        NOTICE OF SALE

            No optionee shall be entitled to the privileges of stock ownership as to any shares of stock not actually issued. No shares shall be purchased upon the exercise of any option unless and until the Company has fully complied with all applicable requirements of any regulatory agency having jurisdiction over the Company including registration of the stock options and underlying shares, as necessary, and all applicable requirements of any exchange upon which stock of the Company may be listed. The optionee shall give the Company notice of any sale or disposition of any such shares not more than five (5) days after such sale or disposition.


19.     EFFECTIVE DATE OF THE PLAN

            The Plan shall be deemed adopted by the Board as of February 19, 1997. The affirmative vote of the holders of a majority of ONB (the Company's predecessor) of the issued and outstanding shares of common stock required for approval of the Plan was obtained on May 19, 1997.


20.     TERMINATION

            Unless previously terminated by the Board, the Plan shall terminate at the close of business on February 19, 2007. No options shall be granted under the Plan thereafter, but such termination shall not affect any option theretofore granted.


21.     OPTION AGREEMENT

            Each option shall be evidenced by a written stock option agreement executed by the Company and the optionee and shall contain each of the provisions and agreements herein specifically required to be contained therein, and such other terms and conditions as are deemed desirable and are not inconsistent with the Plan. Each incentive stock option agreement shall contain such terms and provisions as the Board may determine to be necessary in order to qualify such option as an incentive stock option within the meaning of Section 422 of the Code.


22.     OPTION PERIOD







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            Each option and all rights and obligations thereunder shall expire on such date as the Board may determine, but not later than ten (10) years from the date such option is granted, and shall be subject to earlier termination as provided elsewhere in the Plan.


23.     EXCULPATION AND INDEMNIFICATION

            To the extent permitted by applicable law in effect from time to time, no member of the Board shall be liable for any act or omission of any other member of the Board nor for any act or omission on the member's own part, except the member's own willful misconduct or gross negligence. The Company and its subsidiary corporations shall pay expenses incurred by, and satisfy a judgment or fine rendered or levied against, a present or former member of the Board in any action brought by a third party against such person (whether or not the Company is joined as a party defendant) to impose a liability or penalty on such person while a member of the Board arising with respect to the Plan or administration thereof or out of membership on the Board or all or any combination of the preceding; provided, the Board determines in good faith that such member of the Board was acting in good faith, within what such member of the Board reasonably believed to be the scope of his or her employment or authority, and for a purpose which he or she reasonably believed to be in the best interests of the Company or its shareholders. Payments authorized hereunder include amounts paid and expenses incurred in settling any such action or threatened action. This Section 21 does not apply to any action instituted or maintained in the right of the Company by a shareholder or holder of a voting trust certificate representing shares of the Company or a subsidiary corporation thereof. The provisions of this Section 21 shall apply to the estate, executor, administrator, heirs, legatees or devisees of a member of the Board and the term "person" as used in this Section 21 shall include the estate, executor, administrator, heirs, legatees or devisees of such person.


24.     AGREEMENT AND REPRESENTATIONS OF OPTIONEE

            Unless the shares of stock covered by the Plan have been registered with the Securities Exchange Commission, each optionee shall, by accepting an option, represent and agree, for himself or herself and his or her transferees by will or the laws of descent and distribution, that all stock will be acquired for investment and not for resale or distribution. Upon such exercise of any portion of an option, the person entitled to exercise the same shall, upon request of the Company, furnish evidence satisfactory to the Company (including a written and signed representation) to the effect that the stock is being acquired in good faith for investment and not for resale or distribution. Furthermore, the Company, at its sole discretion may take all reasonable steps, including affixing the following legend (and/or such other legend or legends as counsel shall require) on certificates embodying the shares:

        The shares represented by this certificate have not been registered under the Securities Act of 1933 and may not be sold, pledged, hypothecated or otherwise transferred or offered for sale in the absence of an effective registration statement






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

        with respect to them under the Securities Act of 1933 or a written opinion of counsel for the optionee which opinion shall be acceptable to counsel for the Company that registration is not required.

to assure itself against any sale or distribution by the optionee which does not comply with the Plan or any federal or state securities laws.

               The Company agrees to remove any legend affixed to the certificates embodying the shares pursuant to this Section 22 when all of the restrictions on the transfer of the shares, whether imposed by the Plan or federal or state law, have terminated.


25.     INFORMATION TO EMPLOYEES

            The Company shall provide optionees with financial statements of the Company at least annually.

26.     EFFECTIVE DATE

            The amendments to the ONB 1997 Stock Option Plan incorporated within and to create this Plan shall become effective at the Effective Time.


                   ADOPTION OF PLAN AND RESERVATION OF SHARES

               For valuable consideration, including the promises set forth and the consideration provided for in the Agreement, as defined in the foregoing Plan, and effective as of the Effective Time described in the foregoing plan and defined in the Agreement, the undersigned Company does hereby adopt the foregoing Plan, does hereby reserve three hundred twenty eight thousand five hundred (328,500) shares of its Common Stock for issuance upon the exercise of options under the Plan, and agrees to notify its transfer agent of such reservation.











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

            Executed on September 29, 1999 in Ontario, California, effective as of the Effective Time set forth in the foregoing Plan.





                                        CVB FINANCIAL CORP.




                                        By:  /s/  D. Linn Wiley, President and
                                                  Chief Executive Officer


























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